Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Heron Therapeutics, Inc. of our report dated February 24, 2021, relating to the consolidated financial statements of Heron Therapeutics, Inc. for each of the two years in the period ended December 31, 2020, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ OUM & CO. LLP

San Francisco, California
October 7, 2022